UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009

CryoPort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)
[  ] Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))
[  ] Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers.

On February 20, 2009 the Company’s Board of Directors elected Larry G. Stambaugh to fill the positions of President and Chief Executive Officer of the Company as well as to maintain his position on the Board as Chairman. Mr. Stambaugh's election was effective immediately. The compensation package is currently under review by the Company’s Compensation and Governance Committee and will be filed for public view as soon as it is finalized.

Mr. Stambaugh, besides serving as the Company’s Chairman, is currently a Principal of Apercu Consulting where he serves as an advisor to several private and public boards and CEOs, concentrating on strategic business direction, turnarounds and board governance.  Mr. Stambaugh brings to the Company more than 30 years of successful experience building public and private global businesses and setting strategies. He also brings an extensive background in life sciences and clean tech including relationships with and knowledge of Contract Research Organizations (CRO’s), biotech and pharmaceutical companies.

Peter Berry, the prior President and Chief Executive Officer, has taken on an advisory role with the Company as a consultant to Mr. Stambaugh, and will retain his seat on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoPort, Inc.
(Registrant)

Date: February 26, 2009	By: /s/ Larry Stambaugh
Larry Stambaugh
Chief Executive Officer, President